Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2008 Results

Richmond, VA (February 9, 2009) – Genworth Financial, Inc. (NYSE: GNW) today reported a loss from continuing operations for the fourth quarter of 2008 of $321 million, or $0.74 per diluted share, compared with income of $180 million, or $0.41 per diluted share, in the fourth quarter of 2007. Loss from continuing operations for the full year of 2008 was $572 million, or $1.32 per diluted share, compared to income of $1,154 million, or $2.58 per diluted share, for the full year of 2007.

The fourth quarter loss from continuing operations included:

•	Gross investment gains of $496 million, net of tax, including $445 million related to locking in gains on an interest rate floor strategy;

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Gross investment losses of $593 million including impairments of $529 million, net of tax, consisting primarily of $298 million in structured securities and $206 million in corporate fixed securities, and $31 million of realized losses, net of tax, from asset sales primarily associated with portfolio repositioning;

•	Goodwill and deferred acquisition cost (DAC) charges along with foreign exchange variation as noted below; and

•	A $25 million after-tax restructuring charge associated with expense reduction initiatives from a previously announced workforce down-sizing.

Net operating loss for the fourth quarter of 2008 was $207 million, or $0.48 per diluted share, compared to net operating income of $314 million, or $0.71 per diluted share, in the fourth quarter of 2007. Net operating income for the full year of 2008 was $469 million, or $1.08 per diluted share, compared to $1,373 million, or $3.07 per diluted share, for the full year of 2007.

The net operating loss in the quarter included:

•	A $238 million impairment of all the goodwill associated with retirement income lines;

•	$59 million of DAC charges in retirement income lines associated primarily with declines in the equity markets; and

•	A $30 million negative impact from foreign exchange versus the year-ago quarter.

	Three months ended December 31 (Unaudited)
	2008		2007
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Income (loss) from continuing operations	$(321)	$(0.74)	$180	$0.41
Net income (loss)	$(321)	$(0.74)	$178	$0.40
Net operating income (loss)[1]	$(207)	$(0.48)	$314	$0.71
Weighted average diluted shares	433.1		441.1

“Genworth navigated extremely difficult market conditions in the fourth quarter of 2008 and ended the year with an improved capital base, sound liquidity and a refined specialist insurer strategy,” said Michael D. Fraizer, chairman and chief executive officer. “We clearly are not satisfied with our results, but we did make substantial progress in a number of areas that support our business line strategies and lay the foundation for improved performance when economic and financial market conditions subside. In addition, while the 2009 environment will remain challenging, Genworth is positioned to maintain appropriate capital and liquidity levels, effectively serve our customers and selectively pursue options that enhance future capital cushions and flexibility.”

Fourth Quarter Highlights:

Business Platforms

•	Canada and Australia delivered solid $67 million and $40 million net operating income performances, respectively, despite the slowing economic environment.

•	Price increases implemented in 2008 in long term care, International and U.S. Mortgage Insurance businesses are taking hold and will enhance margins going forward.

•	Long term care earnings grew $13 million to $49 million.

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Capital

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Genworth ended the year with approximately $2.0 billion of capital in excess of levels required for targeted ratings or regulatory requirements. In 2009, Genworth expects to dividend approximately $400 million from its non-U.S. operating companies to the holding company to support corporate obligations.

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Consolidated U.S. life companies will end 2008 with an anticipated risk based capital (RBC) ratio of 420 percent to 450 percent, ahead of expectations. Genworth targets its RBC ratio at the 350 percent level with current capital levels equating to approximately $600 million to $850 million above that target. Multiple strategies were executed in the fourth quarter and continued to be employed to enhance or protect capital positions, including locking in gains on interest rate floors and the completion of reinsurance and other capital efficiency projects. In 2009, Genworth anticipates maintaining its RBC at or above the targeted 350 percent level, despite ongoing uncertainties and risks in the current market environment. The 350 percent estimate assumes a year-end S&P 500 level of 850.

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The reported risk to capital ratio in the U.S. Mortgage Insurance segment stood at 14.3:1[2], well below the regulatory requirement of 25:1, which equates to about $950 million of capital above the required level.

•	In January, Genworth was notified by the Office of Thrift Supervision (OTS) that its application to become a savings and loan holding company continues in process.

•	Genworth entered a definitive agreement in January to sell its Mexican life and property and casualty operations for approximately $45 million.

•

Previously announced workforce reductions are expected to result in over $100 million gross annualized expense savings. Combined with other cost saving actions, Genworth is on track to reduce net annualized expenses by $100 million to $150 million on a run rate basis by the third quarter of 2009.

Liquidity

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Genworth continues to maintain appropriate liquidity, holding a total of $7.3 billion of cash and cash equivalents at year end. Of that, $860 million was at the holding company level, approximately $4.3 billion was at the U.S. life insurance companies, and the remainder was in other operating companies. These positions are expected to be in excess of current company operating needs, including the retirement of remaining 2009 debt maturities at the holding company level.

[2]	Risk to capital is calculated on a one quarter lag basis, due to the timing of the filing of statutory statements. The estimated ratio for the fourth quarter of 2008 is 14.5:1.

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Genworth repurchased approximately $400 million of its $1.1 billion of senior debt maturing in the second quarter of 2009. Of this amount, approximately $361 million was completed in the fourth quarter, at an aggregate discount of $28 million. Genworth currently has no plans to access the additional $746 million currently available under its existing credit facilities. The Company has no other senior debt maturities until 2011.

Key Risk Management Actions

In U.S. Mortgage Insurance, Genworth took steps to further reduce risk in response to ongoing difficult market conditions.

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The company added 93 Metropolitan Statistical Areas (MSAs) to its declining market list, totaling 271 MSAs in which it will only write 90 percent or lower loan-to-value (LTV) business. Previous underwriting and guideline changes effectively eliminated sales of alternative products such as Alt-A, A-minus, and 100 percent LTV loans.

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Loss mitigation activities, including workouts and presales, resulted in $51 million of reduced loss exposure in the fourth quarter, nearly double the level in the fourth quarter of 2007. In addition, the company has rescinded policies or denied claims for cases where there were significant levels of fraud, misrepresentation and non-compliance with master policy terms. This reduced total loss exposure by approximately $84 million in the quarter.

•	Captive reinsurance treaties provided a $206 million benefit in the quarter.

International operations continued to take proactive actions across product, pricing and underwriting areas to further reduce risk profiles given the slowing global economy. In addition, in Europe, Genworth reduced mortgage insurance risk in force in Spain by $1.7 billion to $1.4 billion, less than one percent of the total international risk in force.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses), net of taxes and other adjustments. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The impact of foreign exchange on the net operating loss in the fourth quarter of 2008 was an unfavorable $30 million.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (Loss) (in millions)	Q4 08	Q4 07
Wealth Management	$8	$12
Retirement Income
Fee-Based	(109)	17
Spread-Based	(201)	24
Long Term Care	49	36
Life Insurance	49	76
Institutional	15	9

Total Retirement and Protection	$(189)	$174

Sales (in millions)	Q4 08	Q4 07
Wealth Management
Gross Flows	$977	$1,474
Net Flows	(470)	677
Retirement Income
Fee-Based	311	760
Spread-Based	588	386
Long Term Care	64	66
Life Insurance	63	104
Institutional	243	552

Assets Under Management (AUM)[3] (in millions)	Q4 08	Q4 07
Wealth Management	$15,447	$21,584
Retirement Income Fee-Based	7,256	7,283

Total Fee-Based	22,703	28,867

Retirement Income Spread-Based	20,059	19,844
Institutional	8,104	10,982

Total Spread-Based	28,163	30,826

Total Assets Under Management	$50,866	$59,693

Retirement and Protection had an operating loss of $189 million primarily driven by a goodwill impairment, weak equity markets, higher DAC amortization and lower investment income. These were partially offset by a $26 million benefit from the opportunistic retirement of funding agreements backing notes (FABNs) at a discount to contract values.

•	All goodwill in the fee and spread-based retirement income lines was written off and decreased earnings by $238 million.

•	The decline in equity markets resulted in $76 million of additional DAC amortization, higher death benefits and reserves, and lower fee income from variable annuities and wealth management products.

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The company recorded $13 million in accelerated DAC amortization for fixed annuities, primarily from the results of a multi-year study of trended lapse experience for policies emerging from the surrender charge period.

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Net investment income included $27 million of lower limited partnership earnings and a $25 million decrease resulting from lost yield on higher cash balances in a lower short term interest rate environment.

Wealth management earnings were $8 million, down $4 million, reflecting a decline in assets under management (AUM) to $15.4 billion from $21.6 billion, related to equity market declines.

[3]	Assets under management represent account values, net of reinsurance, and managed third party assets.

Retirement income fee-based results were a $109 million operating loss which included a $53 million goodwill impairment. In addition, weak equity market performance drove $46 million of higher DAC amortization, $18 million in higher guaranteed death benefit claims and reserves and $8 million of lower fee income.

Retail spread-based business had a $201 million operating loss, including a $185 million goodwill impairment and $22 million in lower net investment income from limited partnerships, bond calls, pre-payments and higher cash balances. Results also reflected approximately $13 million of accelerated DAC amortization based on a multi-year trended lapse study. Fixed annuity sales more than doubled to $426 million. Spread-based AUM increased modestly to $20.1 billion.

Long term care earnings grew $13 million to $49 million, as a reserve refinement, profit emergence associated with new block business growth and favorable in force performance more than offset lower limited partnership investment income. Margins improved on the old blocks of business, primarily from favorable in force experience and the emerging impact of the in force price increase announced in 2008, which is now approved in 43 states. Total long term care sales decreased three percent to $64 million as growth in Medicare supplement sales only partially offset lower individual long term care sales.

Life insurance earnings decreased to $49 million, as a result of $19 million of lower investment income, $8 million of accelerated DAC amortization from low current period interest rates and higher life reserve funding costs. Universal life sales decreased 47 percent, reflecting smaller policy sizes and lower excess deposits. Term life sales decreased 15 percent, reflecting the company’s continued shift to focus on smaller policy sizes and intense price competition.

Institutional earnings increased to $15 million, as $26 million of income primarily from opportunistic FABN retirements more than offset $17 million lower investment income resulting from holding higher cash balances. Institutional sales were $243 million and AUM declined to $8.1 billion year over year, reflecting planned maturities.

International

International Net Operating Income (Loss) (in millions)	Q4 08	Q4 07
Mortgage Insurance (MI)
Canada	$67	$88
Australia	40	40
Other International	(8)	16
Lifestyle Protection[4]	25	36

Total International	$124	$180

International Sales (in billions)	Q4 08	Q4 07
Mortgage Insurance
Flow
Canada	$4.8	$8.1
Australia	6.6	11.6
Other International	1.5	3.3
Bulk
Canada	1.8	7.8
Australia	0.3	0.9
Other International	—	0.9

Total International MI	$15.0	$32.6

Lifestyle Protection	$0.5	$0.7

Total International earnings were $124 million, compared with $180 million in the year ago quarter. The year over year decrease reflected a $30 million decline in foreign exchange. Prior year results also included a $23 million net benefit from annual updates to international premium recognition curves and loss factors. Starting in 2008, these updates were

[4]	Lifestyle Protection was formerly referred to as Payment Protection.

conducted quarterly, and current period results included a $10 million net benefit. The impact to each quarter is detailed in the table below.

Impact on Net Operating Income From Premium Recognition & Loss Factor Updates (in millions)	Q4 08[5]	Q4 07[6]
Mortgage Insurance
Canada	$4	$13
Australia	5	(4)
Other International	1	14

Total International MI	$10	$23

[5]	Quarter impact (Total 2008 was $31 million)
[6]	Annual impact recognized in the quarter

The mortgage insurance business in Canada earned $67 million and continued to perform favorably compared to pricing expectations despite the slowing economy. Revenue growth was 16 percent excluding the $16 million change in net benefit from updates to premium recognition curves. Growth was partially offset by higher losses associated with seasoning of the in force books. The loss ratio increased to 32 percent, driven primarily by the seasoning of the 2007 book.

In Australia, earnings grew modestly in the current quarter, excluding the $9 million change in net benefit from updates to premium recognition curves and loss factors. The loss ratio was 47 percent, down slightly from the prior quarter, still reflecting higher mortgage rates that pressured customer affordability, along with the seasoning of the business in a slowing economy. The Australian government has lowered short term rates four times since the beginning of the fourth quarter and increased first time homebuyer subsidies, both aimed at easing affordability pressures.

Other international mortgage insurance had an $8 million loss, primarily from higher delinquencies in Spain, where active loss mitigation continues, including significant levels of policy rescissions or settlements. As a result, risk in force in Spain declined $1.7 billion to $1.4 billion, less than one percent of the total international risk in force.

Slowing mortgage originations, coupled with proactive risk management actions, resulted in a decline in new insurance written in most international markets. Flow new insurance written in Canada and Australia decreased 27 percent and 25 percent, respectively. The significant drop in mortgage securitizations globally resulted in very limited bulk sales in both Canada and Australia.

Lifestyle protection earnings decreased 17 percent to $25 million, as weakened economic conditions resulted in higher claims frequency. Total lifestyle protection sales declined by $186 million, reflecting declining levels of consumer lending by financial institutions, which are the primary channel for new business.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q4 08	Q4 07
Net Operating Income (Loss)	$(114)	$(3)

Primary Insurance In Force (in billions)	$162.5	$157.6

Primary Risk In Force (in billions)	$35.8	$31.2

Primary Sales (in billions)
Flow	$3.2	$16.0
Bulk	0.2	2.2

Total Primary Sales	$3.4	$18.2

U.S. Mortgage Insurance had a $114 million net operating loss, as higher lender captive reinsurance coverage benefits and loss mitigation actions were more than offset by higher incurred losses. Earnings in the quarter benefited from $206 million pre-tax of lender captive reinsurance coverage.

The gross change in U.S. Mortgage Insurance loss reserves increased sequentially $399 million.

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Flow gross reserves increased $362 million, primarily from approximately 14,200 additional delinquencies in the quarter and reserve strengthening in the 2006 and 2007 book years concentrated primarily in what are referred to as the “sand states” of Florida, California, Arizona and Nevada. In the fourth quarter, 55 percent of the reserve build was related to these markets, which represent 18 percent of flow risk in force.

•	Flow delinquency trends also increased in Illinois, New York, New Jersey and Georgia.

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Bulk reserves increased $37 million in the quarter, primarily from an increase in delinquencies in the payment option arm business and from GSE Alt-A business in which losses exceeded deductible levels.

Of the approximate 72,000 total flow delinquencies, about 80 percent were loans sold via government sponsored entities (GSEs), and 20 percent stemmed from private label securities or loans held in lender portfolios.

Paid claims were $173 million, before taxes, an increase of $108 million versus the fourth quarter of 2007, and $41 million sequentially. The average paid claim was $52,300, up from $39,200 a year ago, reflecting higher loan balances in recent book years and a shift in claims to higher loan balance states.

Loss mitigation activities, including workouts and presales, resulted in $51 million of reduced loss exposure for the fourth quarter, nearly double the level in 2007. The company approved approximately 5,500 workouts, modifications, and presales during the quarter. In addition, significant levels of fraud, misrepresentation and non-compliance with the terms of the master policies resulted in an $84 million reduction in loss exposure in the quarter, and additional investigations and rescission activity are expected to continue.

The company continues to lower its risk profile and manage capital associated with new business. Flow new insurance written decreased 48 percent sequentially to $3.2 billion, as overall mortgage originations declined significantly in the quarter from market declines, underwriting and guideline restrictions initiated throughout 2008 and market share gains by the Federal Housing Administration (FHA). Underwriting and guideline changes for risk management have effectively eliminated sales of higher risk alternative products such as Alt-A, A-minus and 100 percent LTV loans, which combined represented less than one percent of new insurance written during the quarter. In addition, further steps have been taken to limit production in markets where home price declines are expected to continue. The company currently has restricted new business sales to products with 90 percent or below LTV, along with additional tightened guidelines in 271 Metropolitan Statistical Areas (MSAs), up from 178 in the third quarter.

Reported risk to capital decreased from 14.8:1 in the third quarter of 2008 to 14.3:1 in the fourth quarter, primarily from recent regulatory clarification to adjust the calculation to exclude risks ceded to captives. During the quarter, Genworth made a pool-wide rescission of $493 million on a portfolio bulk transaction that had significant levels of fraud, misrepresentation and non-compliance with master policy terms, decreasing bulk risk in force to $872 million. Flow persistency rose to 89 percent in the quarter from 85 percent a year ago.

Corporate and Other

Corporate and Other (in millions)	Q4 08	Q4 07
Net Operating Loss	$(28)	$(37)

Corporate and Other had a net operating loss of $28 million, reflecting lower net investment income, partially offset by a gain on early repurchase of debt.

Investments

Fourth quarter net investment losses of $89 million, net of tax and amortization of DAC, included $529 million, net of tax, of impairments and $496 million of gains. Of total impairments, $298 million, net of tax, related to structured securities and $206 million, net of tax, related to corporate fixed maturity securities. Gains included $473 million of net derivative gains connected primarily with a derivative strategy to hedge the interest rate risk associated with the company’s statutory capital position and $31 million of realized losses, net of tax, from asset sales primarily associated with portfolio repositioning.

Stockholders’ Equity

Stockholders’ equity as of December 31, 2008 was $8.9 billion, or $20.60 per share, compared with $13.5 billion, or $30.92 per share, as of December 31, 2007. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of December 31, 2008 was $12.0 billion, or $27.67 per share, compared with $12.8 billion, or $29.25 per share, as of December 31, 2007.

Net unrealized investment losses were $4,038 million, net of tax, DAC and other items, as of December 31, 2008. The fixed maturity securities portfolio had gross unrealized investment losses of $7,857 million, compared to $5,480 million at the end of the prior quarter, and gross unrealized investment gains of $851 million, versus $373 million in the prior quarter. As of December 31, 2007, the fixed maturity securities portfolio had gross unrealized investment losses of $1,919 million and gross unrealized investment gains of $971 million.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement & Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the "Investors" section of Genworth.com.

Conference Calls and Financial Supplement Information

This press release and the Fourth Quarter 2008 Financial Supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on February 10 at 8 a.m. ET to provide a detailed report on business operations and strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s February 10 conference call is 877 874.1570 or 719 325.4794 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.) passcode 2290614#. The replay will be available through February 24, 2009.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled "net operating income (loss)." The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, including changes in intent to hold securities to recovery and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not viewed as a substitute for GAAP net income (loss). In addition, the company's definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss)

during the periods presented in this press release other than a $25 million after-tax expense recorded in the fourth quarter of 2008 related to reorganization costs and a $14 million after-tax expense recorded in the first quarter of 2007 related to reorganization costs. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three and twelve months ended December 31, 2008 and 2007.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as "sales," which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows for the wealth management business which represent gross flows less redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we earn a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company's operating performance because they represent measures of new sales of insurance policies or contracts during a specified period, rather than measures of the company's revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in-force and risk in-force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in-force for the life insurance, international mortgage insurance and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in-force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in-force and risk in-force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

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Risks relating to the company’s businesses, including adverse capital and credit market conditions, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, the impact of government actions on the financial markets, the company’s ability to access current and future government support programs, interest rate fluctuations, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or impairments of portfolio investments, goodwill impairments, the soundness of other financial institutions, the company’s ability to access sources of liquidity, declines in risk-based capital, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a pandemic;

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Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in-force long-term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long-term care insurance to increase as expected;

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Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance delinquency rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is slower than the company expects;

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Risks relating to the company’s U.S. Mortgage Insurance segment, including the outcome of the company’s review of strategic alternatives for the segment, increases in mortgage insurance delinquency rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the effect of the conservatorship of Fannie Mae and Freddie Mac on mortgage originations, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance (such as simultaneous second mortgages) and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance, changes in regulations, legal actions under the Real Estate Settlement Practices Act of 1974, and potential liabilities in connection with the company’s U.S. contract underwriting services;

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Other risks, including the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and share price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534
al.orendorff@genworth.com

Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenues:
Premiums	$1,616	$1,670	$6,777	$6,330
Net investment income	857	1,053	3,730	4,135
Net investment gains (losses)	(149)	(214)	(1,709)	(332)
Insurance and investment product fees and other	305	266	1,150	992

Total revenues	2,629	2,775	9,948	11,125

Benefits and expenses:
Benefits and other changes in policy reserves	1,522	1,255	5,806	4,580
Interest credited	309	385	1,293	1,552
Acquisition and operating expenses, net of deferrals	566	551	2,160	2,075
Amortization of deferred acquisition costs and intangibles	541	209	1,161	831
Interest expense	123	126	470	481

Total benefits and expenses	3,061	2,526	10,890	9,519

Income (loss) from continuing operations before income taxes	(432)	249	(942)	1,606
Provision (benefit) for income taxes	(111)	69	(370)	452

Income (loss) from continuing operations	(321)	180	(572)	1,154
Income from discontinued operations, net of taxes	—	—	—	15
Gain (loss) on sale of discontinued operations, net of taxes	—	(2)	—	51

Net income (loss)	$(321)	$178	$(572)	$1,220

Earnings (loss) from continuing operations per common share:
Basic	$(0.74)	$0.41	$(1.32)	$2.62

Diluted	$(0.74)	$0.41	$(1.32)	$2.58

Earnings (loss) per common share:
Basic	$(0.74)	$0.41	$(1.32)	$2.77

Diluted	$(0.74)	$0.40	$(1.32)	$2.73

Weighted-average common shares outstanding:
Basic	433.1	437.4	433.2	439.7

Diluted	433.1	441.1	433.2	447.6

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net operating income (loss):
Retirement and Protection segment	$(189)	$174	$301	$762
International segment	124	180	633	585
U.S. Mortgage Insurance segment	(114)	(3)	(330)	167
Corporate and Other	(28)	(37)	(135)	(141)

Net operating income (loss)	(207)	314	469	1,373
Net investment gains (losses), net of taxes and other adjustments	(89)	(134)	(1,016)	(205)
Expenses related to reorganization, net of taxes	(25)	—	(25)	(14)

Income (loss) from continuing operations	(321)	180	(572)	1,154
Income from discontinued operations, net of taxes	—	—	—	15
Gain (loss) on sale of discontinued operations, net of taxes	—	(2)	—	51

Net income (loss)	$(321)	$178	$(572)	$1,220

Earnings (loss) per common share:
Basic	$(0.74)	$0.41	$(1.32)	$2.77

Diluted	$(0.74)	$0.40	$(1.32)	$2.73

Net operating earnings (loss) per common share:
Basic	$(0.48)	$0.72	$1.08	$3.12

Diluted	$(0.48)	$0.71	$1.08	$3.07

Weighted-average common shares outstanding:
Basic	433.1	437.4	433.2	439.7

Diluted	433.1	441.1	433.2	447.6